EXHIBIT 10.3

SPECTRA ENERGY CORP

EXECUTIVE CASH BALANCE PLAN

(As Amended and Restated Effective as of May 1, 2012)

TABLE OF CONTENTS

ARTICLE I PURPOSE OF PLAN		4

ARTICLE II DEFINITIONS		4

ARTICLE III ELIGIBILITY		6
3.1	General	6
3.2	Assumed Amounts	6

ARTICLE IV BENEFITS		7
4.1	General	7
4.2	Make-Whole Benefit	7
4.3	Supplemental Credits	7
4.4	Interest Credits	7
4.5	Assumed Amounts	7

ARTICLE V VESTING		8

ARTICLE VI PAYMENT OF BENEFITS		8
6.1	Benefit Payments	8
6.2	Forms of Benefit Payment	9
6.3	Cash Payment Only	10
6.4	Financial Hardship	10
6.5	Six-Month Delay	10

ARTICLE VII DEATH BENEFITS		10
7.1	Beneficiary Designation	10
7.2	No Beneficiary	10
7.3	Death Before Payment Begins	10
7.4	Death After Payment Begins	10
7.5	Supplemental Security Plan	10

ARTICLE VIII AMENDMENT AND TERMINATION		11

ARTICLE IX ADMINISTRATION		11
9.1	Top-Hat Plan	11
9.2	Plan Operation and Administration	11
9.3	Plan Administrator	11

ARTICLE X CLAIMS PROCEDURE		11
10.1	Claim	11
10.2	Written Claim	12
10.3	Committee Determination	12
10.4	Notice of Determination	12
10.5	Appeal	12
10.6	Request for Review	12
10.7	Determination of Appeal	12
10.8	Hearing	13
10.9	Decision	13
10.10	Exhaustion of Appeals	13
10.11	Committee’s Authority	13

ARTICLE XI NATURE OF COMPANY’S OBLIGATION		13
11.1	Unsecured Promise	13
11.2	No Right to Specific Assets	13
11.3	Plan Provisions	13

ARTICLE XII GENERAL PROVISIONS		14
12.1	No Right to Employment	14
12.2	No Assignment	14
12.3	Domestic Relations Order	14
12.4	Withholding	14
12.5	Governing Law	14
12.6	Compliance with Code Section 409A	14

SPECTRA ENERGY CORP

EXECUTIVE CASH BALANCE PLAN

ARTICLE I

PURPOSE OF PLAN

The purposes of the Spectra Energy Corp Executive Cash Balance Plan (the “Plan”) are (i) to provide additional retirement benefits for a select group of management or highly compensated employees and (ii) to provide for the payment of certain amounts deferred under the predecessor Duke Energy Corporation Executive Cash Balance Plan I and II. The Plan is effective as of the Distribution Date (as defined below), and is hereby amended and restated effective as of May 1, 2012. The Plan is intended to be a nonqualified, unfunded plan of deferred compensation for a select group of management or highly compensated employees that qualifies as a top-hat plan that is exempt from substantially all of the requirements of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be so interpreted and administered.

ARTICLE II

DEFINITIONS

Wherever used herein, a pronoun or adjective in the masculine gender includes the feminine gender, the singular includes the plural, and the following terms have the following meanings unless a different meaning is clearly required by the context:

2.1. “Account” means the record of contributions and adjustments thereto maintained with respect to each Participant pursuant to Article IV.

2.2. “Beneficiary” means the person or persons designated by a Participant, or by another person entitled to receive benefits hereunder, to receive benefits following the death of such person.

2.3. “Board of Directors” or “Board” means the Board of Directors of Spectra Energy Corp.

2.4. “Change in Control” shall be deemed to have occurred upon:

(i) an acquisition subsequent to the Distribution Date hereof by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of Spectra Energy Corp or (B) the combined voting power of the then outstanding voting securities of Spectra Energy Corp entitled to vote generally in the election of directors; excluding, however, the following: (1) any acquisition directly from Spectra Energy Corp, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Spectra Energy Corp, (2) any acquisition by Spectra Energy Corp and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by Spectra Energy Corp or its affiliated companies;

(ii) during any period of two (2) consecutive years (not including any period prior to the Distribution Date), individuals who at the beginning of such period constitute the Board of Directors (and any new directors whose election by the Board of Directors or nomination for election by the Spectra Energy Corp’s shareholders was approved by a vote of at least 2/3 of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

(iii) the consummation, after the Distribution Date, of a merger, consolidation, reorganization or similar corporate transaction, which has been approved by the shareholders of Spectra Energy Corp, whether or not Spectra Energy Corp is the surviving corporation in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of Spectra Energy Corp outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of Spectra Energy Corp (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

(iv) the consummation, after the Distribution Date, of (A) the sale or other disposition of all or substantially all of the assets of Spectra Energy Corp or (B) a complete liquidation or dissolution of Spectra Energy Corp, which has been approved by the shareholders of Spectra Energy Corp;

provided that in no event shall a Change in Control be deemed to have occurred by reason of any of the events resulting from the separation transaction pursuant to which Spectra Energy Corp becomes a separate publicly-held corporation for the first time.

2.5. “Code” means the Internal Revenue Code of 1986, as amended.

2.6. “Committee” means the Compensation Committee of the Board of Directors or its delegate.

2.7. “Company” means Spectra Energy Corp and its affiliated companies.

2.8. “Compensation” means “Compensation” as defined in the Retirement Cash Balance Plan but without regard to the limitations of Code Section 401(a)(17) and including employee deferrals (except for deferrals of long-term incentive awards) under the Spectra Energy Corp Executive Savings Plan.

2.9. “Distribution Date” has the meaning given such term in the Separation and Distribution Agreement by and between Duke Energy Corporation and Spectra Energy Corp.

2.10. “Duke” means Duke Energy Corporation.

2.11. “Duke Plan” means, collectively, the Duke Energy Corporation Executive Cash Balance Plans I and II.

2.12. “Employee” means a person employed by the Company.

2.13. “Equalization Plan” means, to the extent maintained, the Spectra Energy Corp Retirement Benefit Equalization Plan.

2.14. “Interest Credit” means the amount determined by multiplying the balance of a cash balance account by the Interest Factor for a month.

2.15. “Interest Factor” means the interest rate determined by the formula (1 + i)(1/12) - 1, where “i” equals the yield on 30-year Treasury Bonds as published in the Federal Reserve Statistical Release H.15 for the end of the third full business week of the month prior to the beginning of the calendar quarter for which the monthly accrual is being applied, but not more than an annual percentage rate of 9% and not less than an annual percentage rate of 4%.

2.16. “Make-Whole Account” means the account described in Section 4.2.

2.17. “Make-Whole Benefit” means the benefit provided pursuant to Section 4.2 of the Plan.

2.18. “Participant” means an Employee who is entitled to receive benefits from the Plan.

2.19. “Pay Credit” means a credit that is added to a Participant’s Make-Whole Account pursuant to Section 4.2.

2.20. “Retirement Cash Balance Plan” means (i) with respect to benefits governed by Sub-Plan II, the Spectra Energy Retirement Cash Balance Plan as in effect from time to time, and (ii) with respect to benefits governed by Sub-Plan I, the Duke Energy Retirement Cash Balance Plan as in effect on October 3, 2004, without giving effect to amendments adopted thereafter.

2.21. “Separation From Service” means the Participant’s separation from service with the Company within the meaning of Code Section 409A.

2.22. “Specified Employee” means a Participant who is a “specified employee” (as defined in Code Section 409A(2)(B)(i)) of the Company (or an entity which is considered to be a single employer with the Company under Code Section 414(b) or 414(c)), as determined under Code Section 409A at any time during any twelve (12) month period ending on December 31, but only if the Company has any stock that is publicly traded on an established securities market or otherwise. Notwithstanding the foregoing, a Participant will be deemed to be a Specified Employee for the period of April 1 through March 31 following such December 31, except as otherwise may be required under Code Section 409A.

2.23. “Sub-Plan I” and “Sub-Plan II” have the meanings given such terms in Section 12.6.

2.24. “Supplemental Benefit” means the benefit provided under Section 4.3 of the Plan.

2.25. “Supplemental Credit” means a credit that is added to a Participant’s Supplemental Account pursuant to Section 4.3.

2.26. “Supplemental Retirement Plan” means the Supplemental Retirement Plan for Employees of Duke Power Company as it existed on December 31, 1996.

2.27. “Supplemental Security Plan” means the Duke Power Company Supplemental Security Plan as it existed on December 31, 1996.

ARTICLE III

ELIGIBILITY

3.1 General. Any Employee designated by the Committee shall be eligible to participate in the Plan and shall remain eligible as long as he continues to be an Employee or until designated ineligible by the Committee. Notwithstanding the foregoing, an Employee who is not a member of a “select group of management or highly compensated employees” within the meaning of ERISA, may not participate in the Plan. Participants shall not receive any benefits under the terms of the Supplemental Retirement Plan, the Supplemental Security Plan, the Equalization Plan or any comparable plan maintained by the Company.

3.2 Assumed Amounts. Any individual with respect to whom “Assumed Amounts” (as defined in Section 4.5) are credited hereunder shall automatically participate, and be a “Participant,” in the Plan with respect to such Assumed Amounts as of the Distribution Date.

ARTICLE IV

BENEFITS

4.1 General. The Plan provides a Make-Whole Benefit and may provide a Supplemental Benefit. Each Participant shall have a “Make-Whole Account”, which is a bookkeeping account established under this Plan and shall be eligible for a Make-Whole Benefit. The Committee will determine whether a Participant is to be eligible for a Supplemental Benefit, and in such case a “Supplemental Account,” which is a bookkeeping account, shall be established.

4.2 Make-Whole Benefit. Under the Make-Whole Benefit, for any month that a Participant is eligible to participate in this Plan, the Participant’s Make-Whole Account shall receive a Pay Credit equal to the excess, if any, of (a) the pay credit that would have been provided under the Retirement Cash Balance Plan for the month if the Retirement Cash Balance Plan used the definition of Compensation set forth herein and, to the extent determined by the Committee from time to time, other types of excluded pay were treated as eligible compensation under such Plan; over (b) the pay credit for the month that is actually made to the Participant’s account under the Retirement Cash Balance Plan. A Participant, while “Disabled” as defined in the Retirement Cash Balance Plan and continuing to receive pay credits to the Participant’s account under the Retirement Cash Balance Plan, shall continue to receive Pay Credits to the Participant’s Make-Whole Account determined on the same basis as his continued pay credits under the Retirement Cash Balance Plan, and based upon his eligible Compensation immediately prior to disability.

In addition, the Make-Whole Benefit provides a Pay Credit to the Participant’s Make-Whole Account equal to any reduction in a benefit under the Retirement Cash Balance Plan resulting from the limitations imposed by Code Section 415. Where an opening account balance under the Retirement Cash Balance Plan has been established for a Participant, the Committee, in its sole discretion, may establish an opening balance for the Participant’s Make-Whole Account that is designed to provide a transition benefit comparable to the benefit provided through the Retirement Cash Balance Plan opening account balance, but without regard to the limitations imposed by Code Sections 401(a)(17) or 415. If the value of the benefit which a vested Participant had accrued under the Supplemental Retirement Plan as of December 31, 1996, is greater than the value of the Participant’s Make-Whole Account on the date the Participant retires, such higher value shall apply.

4.3 Supplemental Credits. A Participant’s Supplemental Account shall receive such Supplemental Credits, in such amounts and at such times, as the Committee, in its sole discretion, may determine. Notwithstanding Sections 4.3 and 4.4 to the contrary, the Minimum Benefit feature of Section 4.3(e) of the Duke Plan, as in effect prior to January 1, 1999, is preserved herein and incorporated by reference.

4.4 Interest Credits. An Interest Credit will be added to a Participant’s Make-Whole Account and to a Participant’s Supplemental Account as of the end of each calendar month ending prior to the month in which the respective account is fully distributed or forfeited. The amount of the Interest Credit for a month will equal the balance of the respective account as of the end of the prior month (after adding any Pay Credit, Supplemental Credit and Interest Credit for the prior month and subtracting any payment or forfeiture for the prior month) multiplied by the Interest Factor for the month. Notwithstanding the foregoing, Interest Credits to the Supplemental Account under Sub-Plan I of a Participant whose employment with the Company terminates before attaining the earliest retirement age under the Retirement Cash Balance Plan will be suspended beginning with the month during which employment terminates and will not resume until the month following the month during which payment of the Supplemental Benefit commences.

4.5 Assumed Amounts. The Company has assumed the obligations under the Duke Plan with respect to certain Participants who previously were employees of Duke or its affiliates (“Assumed Amounts”). As a result, a Participant who was a participant in the Duke Plan shall have (i) an initial balance in his or her Make-Whole Account equal to the balance in his or her Make-Whole Account under the Duke Plan immediately prior to the

Distribution Date, and (ii) an initial balance in his or her Supplemental Account equal to the balance, if any, in his or her Supplemental Account under the Duke Plan immediately prior to the Distribution Date. The Assumed Amounts credited to Accounts hereunder shall remain subject to the same vesting provisions as in effect under the Duke Plan, and shall remain subject to the same distribution and beneficiary designation elections that were controlling under the Duke Plan immediately prior to the Distribution Date until a new election is made in accordance with the terms of this Plan that by its terms supersedes the prior election.

ARTICLE V

VESTING

Unless the Committee provides otherwise for a particular Participant at the time the Participant initially becomes eligible to participate in the Plan or at the time of an award of a particular Supplemental Credit (and any Interest Credits thereto), a Participant will become fully vested in the Participant’s Make-Whole Account and the Participant’s Supplemental Account, if any, (i) when the Participant becomes vested under the Retirement Cash Balance Plan, or (ii) the Participant’s employment with the Company terminates on account of the Participant’s death or the Participant having become “Disabled”, as defined in the Retirement Cash Balance Plan. If a Participant’s employment with the Company terminates and the Participant is not fully vested, the unvested portion of the Participant’s Make-Whole Account and of the Participant’s Supplemental Account, if any, shall be immediately forfeited and no benefit under the Plan shall be paid with respect thereto.

In the event of a Change in Control, all Accounts shall become 100% fully and immediately vested and non-forfeitable, and shall thereafter be maintained and paid in accordance with the terms of this Plan.

ARTICLE VI

PAYMENT OF BENEFITS

6.1 Benefit Payments. A Participant who incurs a Separation From Service prior to the Participant’s earliest retirement age under the Retirement Cash Balance Plan will receive, or will begin to receive, payment of his vested Make-Whole Account and his vested Supplemental Account, if any, as soon as administratively feasible following the month in which the Participant attains age 55. A Participant who incurs a Separation From Service after the Participant’s earliest retirement age under the Retirement Cash Balance Plan will receive, or will begin to receive, payment of his vested Make-Whole Account and his vested Supplemental Account, if any, as soon as administratively feasible following the month in which the Participant’s employment terminates. Notwithstanding the foregoing, a Participant who incurs a Separation From Service on or after December 31, 2006 will receive, or will begin to receive, payment of his vested Make Whole Account under Sub-Plan II and his vested Supplemental Account, if any, under Sub-Plan II as soon as administratively feasible following the month in which the Participant’s employment terminates. A Participant, while “Disabled” (as defined in the Retirement Cash Balance Plan), and continuing to receive pay credits to the Participant’s account under the Retirement Cash Balance Plan, shall not receive payment of benefits during the period the Participant receives such pay credits, any other Participant who incurs a Separation From Service and whose Make-Whole Account and Supplemental Account, if any, have a combined balance, as of the last day of the month during which employment terminated, of less than $25,000 will receive payment of his vested Make-Whole Account and his vested Supplemental Account, if any, in a single sum, as soon as administratively feasible following the month in which the Participant’s employment terminates under this Plan. Except as provided in Section 6.5, payment of a Participant’s vested Make-Whole Account and his vested Supplemental Account shall be paid or begin to be paid not later than sixty (60) days following the month in which such amounts become payable.

6.2 Forms of Benefit Payment.

(a)	Participants who are designated as eligible after the Distribution Date must elect a form of benefit payment within 30 days after being designated eligible to participate in the Plan by completing such form as the Committee shall require and filing the completed form with, and acceptance by, the Committee. Failure to timely elect a form of benefit payment shall result in a deemed election of a single lump sum payment. A Participant may change his or her benefit payment election at any time, and from time to time, by completing a new election form as the Committee provides and filing the completed form with, and acceptance by, the Committee; provided, however, that the Participant has not filed a payment election form within the prior 12 months. With respect to amounts deferred under Sub-Plan II, except where the payment of the Participant’s benefit is due to death or disability (within the meaning of Code Section 409A), (i) a Participant’s election to change the form of benefit payment shall become effective one year from the date on which the election form was file with the Committee, but only if the Participant continued in employment throughout such one-year period, and (ii) any lump sum or installment form of payment that is changed by the Participant’s election pursuant to this paragraph will be paid not earlier than five years from the date that such payment would otherwise have been paid.

(b)	The forms of benefit payment available under the Plan are:

(1)	single sum payment;

(2)	monthly payments for three years; and

(3)	monthly payments for ten years.

At such time as benefits under the Plan become payable with respect to a Participant, such benefits shall be paid in accordance with the benefit payment form then in effect and unless otherwise expressly provided by the Plan.

Notwithstanding the foregoing, if a Participant has previously elected to receive payment of his Account on a monthly basis over a period of 15 years and has commenced payment of his Account pursuant to such election as of December 31, 2009, the Participant shall continue to receive payment of his Account on a monthly basis for the remainder of such 15-year period. If the Participant has previously elected to receive payment of his Account on a monthly basis over a period of 15 years and has not yet commenced payment of his Account pursuant to such election as of December 31, 2009, the Participant shall be permitted to retain such election, but in the event that the Participant makes a subsequent election, only the forms of benefit payment set forth in the first paragraph of this Section 6.2(b) are available.

(c)	Under the monthly form of benefit payment, the amount of payment for a particular month shall be calculated as follows:

amount =	V
N

where

N	represents the number of months remaining in the payment term as of the immediately preceding December 31, except for payments made for the first calendar year, in which case the number of months shall be equal to the number of months in the elected installment form; and

V	represents the balance of the Participant’s Make-Whole Account and the balance of the Participant’s Supplemental Account, if any, determined as of the immediately preceding December 31, except for payments made for the first calendar year, in which case the balances will be determined as of the last day of the month immediately prior to the payment commencement date.

6.3 Cash Payment Only. Any benefit payment due under the Plan shall be paid in cash.

6.4 Financial Hardship. Upon written request by a Participant, the Committee may distribute to a Participant who is receiving a monthly payment form of distribution, such amount of the remaining balance of the Participant’s vested cash balance account and vested Supplemental Account, if any, which the Committee determines is necessary to provide for a financial hardship suffered by the Participant. For this purpose, “financial hardship” shall mean a severe financial hardship that constitutes an “unforeseeable emergency” within the meaning of Code Section 409A. Notwithstanding the foregoing, if any member of the Committee requests a hardship distribution, then such Committee member shall take no part in the discussion or decision concerning whether such member has suffered a financial hardship, or the amount to be distributed in relief thereof.

6.5 Six-Month Delay. Notwithstanding any provision in this Plan to the contrary, if the payment of any benefit hereunder would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Code Section 409A for a Specified Employee, then if the Participant is a Specified Employee under Code Section 409A, any such payment that the Participant would otherwise be entitled to receive during the first six months following the date of the Participant’s Separation From Service shall be delayed and paid, if in the form of a lump sum payment, or commence, if in the form of installment payments, as applicable, within fifteen (15) business days after the date that is six months following such Separation From Service date, or such earlier date upon which such amount can be paid or provided under Code Section 409A without being subject to such taxation.

ARTICLE VII

DEATH BENEFITS

7.1 Beneficiary Designation. In accordance with procedures established by the Company, each Participant shall designate a Beneficiary or Beneficiaries to receive payment of his vested Make-Whole Account and vested Supplemental Account upon his death, as provided in Section 7.3 or 7.4, and if applicable, Section 7.5, below.

7.2 No Beneficiary. If the Participant does not designate a Beneficiary, or if the Beneficiary who is designated should predecease the Participant, the death benefit for a deceased Participant shall be paid to the estate of the Participant, as the Participant’s Beneficiary, in a single cash payment not later than sixty (60) days following date of the Participant’s death.

7.3 Death Before Payment Begins. If a Participant should die while still employed by the Company or otherwise before payment of any Plan benefits has commenced, payments of any death benefit shall be made to the Participant’s Beneficiary in the same benefit payment form elected by the Participant under Section 6.2, unless the Beneficiary is the estate and in that case, a single cash payment shall be made not later than sixty (60) days following date of the Participant’s death. Notwithstanding the foregoing, if the death benefit is less than $25,000, the death benefit shall automatically be paid to the Participant’s Beneficiary in a single cash payment not later than sixty (60) days following the date of Participant’s death.

7.4 Death After Payment Begins. If a Participant should die after payment of Plan benefits has commenced, payment of any death benefit will be made to the Participant’s Beneficiary as a continuation of the benefit payment form that had been in effect for the Participant, unless the Beneficiary is the estate and in that case, a single cash payment shall be made not later than sixty (60) days following date of the Participant’s death.

7.5 Supplemental Security Plan. If an Employee who was an active participant in the Supplemental Security Plan on December 31, 1996, should die while still employed by the Company, the portion of the death benefit attributable to the Employee’s Supplemental Account shall not be less than the amount determined by multiplying 2.5 times the annualized base rate of pay of the Employee on the date of death.

ARTICLE VIII

AMENDMENT AND TERMINATION

The Committee retains the sole and unilateral right to terminate, amend, modify or supplement this Plan, in whole or in part, at any time. The Committee may delegate the right to amend the Plan, subject to any limitations it may impose, to an officer of the Company. No such action shall adversely affect a Participant’s right to receive amounts then credited to a Participant’s account with respect to events occurring prior to the date of such amendment.

In the event of a Change in Control, the Plan shall become irrevocable and may not be amended or terminated without the written consent of each Plan Participant who may be affected in any way by such amendment or termination either at the time of such action or at any time thereafter. This restriction in the event of a Change in Control shall be determined by reference to the date any amendment or resolution terminating the Plan is actually signed by an authorized party rather than the date such action purports to be effective.

ARTICLE IX

ADMINISTRATION

9.1 Top-Hat Plan. The Company intends for the Plan to be an unfunded “top-hat” plan for a select group of management or highly compensated employees which is exempt from substantially all of the requirements of Title I of ERISA pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA. The Company is the Plan sponsor under Section 3(16)(B) of ERISA.

9.2 Plan Operation and Administration. The Committee shall have the authority to control and manage the operation and administration of the Plan except as otherwise expressly provided in this Plan document. The Committee may designate other persons to carry out fiduciary responsibilities under the Plan.

9.3 Plan Administrator. The Committee is the administrator of the Plan within the meaning Section 3(16)(A) of ERISA. As administrator, the Committee has the authority (without limitation as to other authority) to delegate its duties to agents and to make rules and regulations that it believes are necessary or appropriate to carry out the Plan. The Committee has the discretion (i) to interpret and construe the terms and provisions of the Plan (including any rules or regulations adopted under the Plan), (ii) to determine questions of eligibility to participate in the Plan and (iii) to make factual determinations in connection with any of the foregoing. A decision of the Committee with respect to any matter pertaining to the Plan including without limitation the Employees determined to be Participants, the benefits payable, and the construction or interpretation of any provision thereof, shall be conclusive and binding upon all interested persons. No Committee member shall participate in any decision of the Committee that would directly and specifically affect the timing or amount of his benefits under the Plan, except to the extent that such decision applies to all Participants under the Plan.

ARTICLE X

CLAIMS PROCEDURE

10.1 Claim. A person with an interest in the Plan shall have the right to file a claim for benefits under the Plan and to appeal any denial of a claim for benefits. Any request or application for a Plan benefit or to clarify the claimant’s rights to future benefits under the terms of the Plan shall be considered to be a claim.

10.2 Written Claim. A claim for benefits will be considered as having been made when submitted in writing by the claimant (or by such claimant’s authorized representative) to the Committee. No particular form is required for the claim, but the written claim must identify the name of the claimant and describe generally the benefit to which the claimant believes he is entitled. The claim may be delivered personally during normal business hours or mailed to the Committee.

10.3 Committee Determination. The Committee will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the claimant shall be so informed by written notice within 90 days after the day the claim is submitted unless special circumstances require an extension of time for processing the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the final decision. If notice of denial of a claim (in whole or in part) is not furnished within the initial 90-day period after the claim is submitted (or, if applicable, the extended 90-day period), the claimant shall consider that his claim has been denied just as if he had received actual notice of denial.

10.4 Notice of Determination. The notice informing the claimant that his claim has been wholly or partially denied shall be written in a manner calculated to be understood by the claimant and shall include:

(a)	The specific reason(s) for the denial.

(b)	Specific reference to pertinent Plan provisions on which the denial is based.

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary.

(d)	Appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

10.5 Appeal. If the claim is wholly or partially denied, the claimant (or his authorized representative) may file an appeal of the denied claim with the Committee requesting that the claim be reviewed. The Committee shall conduct a full and fair review of each appealed claim and its denial. Unless the Committee notifies the claimant that due to the nature of the benefit and other attendant circumstances he is entitled to a greater period of time within which to submit his request for review of a denied claim, the claimant shall have 60 days after he (or his authorized representative) receives written notice of denial of his claim within which such request must be submitted to the Committee.

10.6 Request for Review. The request for review of a denied claim must be made in writing. In connection with making such request, the claimant or his authorized representative may:

(a)	Review pertinent documents.

(b)	Submit issues and comments in writing.

10.7 Determination of Appeal. The decision of the Committee regarding the appeal shall be promptly given to the claimant in writing and shall normally be given no later than 60 days following the receipt of the request for review. However, if special circumstances (for example, if the Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than 120 days after receipt of the request for review. However, if the Committee holds regularly scheduled meetings at least quarterly, a decision on review shall be made by no later than the date of the meeting which immediately follows the Plan’s receipt of a request for review, unless the request is filed within 30 days preceding the date of such meeting. In such case, a decision may be made by no later than the date of the second meeting following the Plan’s receipt of the request for review. If special circumstances (for example, if the

Committee decides to hold a hearing on the appeal) require a further extension of time for processing, the decision shall be rendered as soon as possible, but no later than the third meeting following the Plan’s receipt of the request for review. If special circumstances require that the decision will be made beyond the initial time for furnishing the decision, written notice of the extension shall be furnished to the claimant (or his authorized representative) prior to the commencement of the extension. The decision on review shall be in writing and shall be furnished to the claimant or to his authorized representative within the appropriate time for the decision. If a decision on review is not furnished within the appropriate time, the claim shall be deemed to have been denied on appeal.

10.8 Hearing. The Committee may, in its sole discretion, decide to hold a hearing if it determines that a hearing is necessary or appropriate in order to make a full and fair review of the appealed claim.

10.9 Decision. The decision on review shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

10.10 Exhaustion of Appeals. A person must exhaust his rights to file a claim and to request a review of the denial of his claim before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his rights under the terms of the Plan, or to clarify his rights to future benefits under the terms of the Plan.

10.11 Committee’s Authority. The Committee shall exercise its responsibility and authority under this claims procedure as a fiduciary and, in such capacity, shall have the discretionary authority and responsibility (a) to interpret and construe the Plan and any rules or regulations under the Plan, (b) to determine the eligibility of Employees to participate in the Plan, and the rights of Participants to receive benefits under the Plan, and (c) to make factual determinations in connection with any of the foregoing.

ARTICLE XI

NATURE OF COMPANY’S OBLIGATION

11.1 Unsecured Promise. The Company’s obligation to the Participant under this Plan shall be an unfunded and unsecured promise to pay. The rights of a Participant or Beneficiary under this Plan shall be solely those of an unsecured general creditor of the Company. The Company shall not be obligated under any circumstances to set aside or hold assets to fund its financial obligations under this Plan.

11.2 No Right to Specific Assets. Notwithstanding the foregoing, the Company may, in its sole discretion establish such accounts, trusts, insurance policies or arrangements, or any other mechanisms it deems necessary or appropriate to account for or fund its obligations under the Plan. Any assets which the Company may set aside, acquire or hold to help cover its financial liabilities under this Plan are and remain general assets of the Company subject to the claims of its creditors. The Company does not give, and the Plan does not give, any beneficial ownership interest in any assets of the Company to a Participant or Beneficiary. All rights of ownership in any assets are and remain in the Company. Any general asset used or acquired by the Company in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of the Participant or any Beneficiary, and no general asset shall be considered security for the performance of the obligations of the Company. Any asset shall remain a general, unpledged, and unrestricted asset of the Company.

11.3 Plan Provisions. The Company’s liability for payment of benefits shall be determined only under the provisions of this Plan, as it may be amended from time to time.

ARTICLE XII

GENERAL PROVISIONS

12.1 No Right to Employment. Nothing in this Plan shall be deemed to give any person the right to remain in the employ of the Company or affect the right of the Company to terminate any Participant’s employment with or without cause.

12.2 No Assignment. Except as provided under Section 12.3 with respect to a DRO, no right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. Any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge these benefits shall be void. No right or benefit under this Plan shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to the benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then the right or benefit, in the discretion of the Committee, shall cease. In these circumstances, the Committee may hold or apply the benefit payment or payments, or any part of it, for the benefit of the Participant or his Beneficiary, the Participant’s spouse, children, or other dependents, or any of them, in any manner and in any portion that the Committee may deem proper.

12.3 Domestic Relations Order. The anti-alienation restrictions of Section 12.2 shall not apply to a domestic relations order (as defined in Code Section 414(p)(1)(B)) (a “DRO”). The Committee may direct the acceleration of payment of all or a portion of a Participant’s Account and pay such amount to an individual other than the Participant to the extent necessary to fulfill the requirements of a DRO. The rules set forth in Section 6.2(a) governing subsequent changes in the Participant’s benefit payment election shall not apply to any change in the form and timing of payment to the extent that such election is reflected in, or made in accordance with, the terms of a DRO.

12.4 Withholding. Any amount required to be withheld under applicable Federal, state and local tax laws (including any amounts required to be withheld under Code Section 3121(v)) will be withheld in such manner as the Committee will determine and any payment under the Plan will be reduced by the amount so withheld, as well as by any other lawful withholding.

12.5 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Texas to the extent that such laws are not preempted by Federal law.

12.6 Compliance with Code Section 409A. The Plan is divided into two separate deferred compensation sub-plans, one of which shall be named “Sub-Plan I” and the other shall be named “Sub-Plan II.” Sub-Plan I shall include only “amounts deferred” before January 1, 2005 (within the meaning of Code Section 409A) under the Duke Plan, and earnings thereon, and such deferred compensation shall be subject to the applicable provisions of the Duke Plan as in effect on October 3, 2004, as modified herein, and as Sub-Plan I is subsequently amended or otherwise changed, except as would result in such deferred compensation being subject to Code Section 409A. The adoption of the Plan is not intended to be a “material modification” (within the meaning of Code Section 409A) with respect to amounts under Sub-Plan I, and shall be construed accordingly. Sub-Plan II shall include only “amounts deferred” after December 31, 2004, and earnings thereon, and such deferred compensation shall be subject to the provisions of the Plan as in effect on the Distribution Date, as subsequently amended or otherwise changed. The Company intends Sub-Plan II to comply with the provisions of Code Section 409A, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Participants or Beneficiaries. Sub-Plan II shall be construed, administered, and governed in a manner that effects such intent, and no action shall be taken that would be inconsistent with such intent. To the extent any terms of the Plan are ambiguous, such terms shall be interpreted as necessary to comply with Code Section 409A.

[Signature page follows]

IN WITNESS WHEREOF, this amendment and restatement of the Plan is executed on behalf of the Company this 1st day of May 2012.

SPECTRA ENERGY CORP

By:	/s/ Dorothy M. Ables
Name:	Dorothy M. Ables
Title:	Chief Administrative Officer